Exhibit 4.3

Execution Version

GOODRX HOLDINGS, INC.

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of October 12, 2018, by and among (i) GoodRx Holdings, Inc., a Delaware corporation (the “Company”), (ii) Francisco Partners IV, L.P., a limited partnership organized pursuant to the laws of the Cayman Islands (together with its Permitted Transferees, “FP IV”), and Francisco Partners IV-A, L.P., a limited partnership organized pursuant to the laws of the Cayman Islands (together with its Permitted Transferees, “FP IV-A” and, together with FP IV, “FP”), (iii) Spectrum Equity VII, L.P., a Delaware limited partnership (together with its Permitted Transferees, “SE VII”), Spectrum VII Investment Managers’ Fund, L.P., a Delaware limited partnership (together with its Permitted Transferees, “SE VII Managers”), and Spectrum VII Co-Investment Fund, L.P., a Delaware limited partnership (together with its Permitted Transferees, “SE VII Co-Investment” and, together with SE VII and SE VII Managers, collectively, “Spectrum” and, together with FP, collectively, the “Existing Investors”), (iv) Idea Men, LLC, a Delaware limited liability company (together with its Permitted Transferees, “Idea Men, LLC”), and (v) SLP Geology Aggregator, L.P., a Delaware limited partnership (together with its Permitted Transferees, the “New Investor” and, together with the Existing Investors, collectively, the “Investors”).

RECITALS

WHEREAS, the Company, the Existing Investors and Idea Men, LLC are parties to that certain Investor Rights Agreement, dated as of October 7, 2015 (the “Existing Agreement”);

WHEREAS, the Company, GoodRx Intermediate Holdings, LLC, a Delaware limited liability company, GoodRx, Inc., a Delaware corporation, and Silver Lake Partners V, L.P., a Delaware limited partnership (“SLP”), entered into that certain Purchase and Recapitalization Agreement, dated as of August 3, 2018 (as may be amended or modified from time to time in accordance with its terms, the “Purchase Agreement”);

WHEREAS, prior to the Closing (as defined in the Purchase Agreement), SLP assigned all of its rights and obligations under the Purchase Agreement to the New Investor;

WHEREAS, pursuant to the terms of the Purchase Agreement, the New Investor purchased shares of preferred stock, par value $0.01 per share, of the Company (the “Preferred Stock”);

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, the Existing Investors converted all of the shares of Preferred Stock (as defined in the Existing Agreement) held by them into shares of common stock, par value $0.002 per share, of the Company (the “Common Stock”); and

WHEREAS, the Company, the Investors and Idea Men, LLC desire to enter into this Agreement in order to amend and restate the Existing Agreement in its entirety and to set forth the rights of the Investors and Idea Men, LLC to cause the Company to register shares of Common Stock issued or issuable to the Investors and Idea Men, LLC and to receive certain information from the Company, and to govern certain other matters as set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1. Definitions. For purposes of this Agreement:

1.1. “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

1.2. “Bylaws” means the Bylaws of the Company, as amended from time to time in accordance with its terms.

1.3. “Capital Stock” means the Common Stock and the Preferred Stock.

1.4. “Damages” means any loss, damage or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law.

1.5. “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.6. “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.7. “Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a Subsidiary of the Company pursuant to a stock option, stock purchase, or similar plan, (ii) a registration relating to an SEC Rule 145 transaction, (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.8. “Existing Investor Registrable Securities” means (i) the shares of Common Stock held by the Existing Investors on the date hereof, (ii) any Capital Stock acquired by the Existing Investors following the date hereof, and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, in exchange for, or in replacement of, the shares referenced in clauses (i) and (ii).

1.9. “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.10. “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.11. “GAAP” means generally accepted accounting principles in the United States.

1.12. “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.13. “Idea Men Registrable Securities” means (i) the shares of Common Stock held by Idea Men, LLC on the date hereof, (ii) any Capital Stock acquired by Idea Men, LLC following the date hereof, and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, in exchange for, or in replacement of, the shares referenced in clauses (i) and (ii).

1.14. “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

1.15. “Initiating Holders” means, collectively, the Holders who properly initiate a registration request under this Agreement.

1.16. “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.17. “Major Stockholders” means, collectively, Idea Men, LLC and the Investors.

1.18. “New Investor Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock issued to the New Investor pursuant to the Purchase Agreement, (ii) any Capital Stock acquired by the New Investor following the date hereof, (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, in exchange for, or in replacement of, the shares referenced in clauses (i) and (ii).

1.19. “Permitted Transferees” has the meaning ascribed to such term in the Stockholders Agreement.

1.20. “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

1.21. “Registrable Securities” means (i) the New Investor Registrable Securities, (ii) the Existing Investor Registrable Securities, (iii) the Idea Men Registrable Securities, and (iv) any shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or in connection with any stock split, combination of shares, recapitalization, merger, consolidation, or other reorganization or distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) through (iii) above, excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 4.1, and excluding for purposes of Section 2, any shares of Registrable Securities for which registration rights have terminated pursuant to Section 2.13.

1.22. “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.23. “Restated Certificate” means that certain Fifth Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of Delaware, and as amended from time to time in accordance with its terms.

1.24. “Restricted Securities” means the securities of the Company required to bear the legend set forth in Section 2.11(b).

1.25. “SEC” means the Securities and Exchange Commission.

1.26. “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.27. “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.28. “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.29. “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and reasonable fees and disbursements of counsel for any Holder, except for the reasonable fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.7.

1.30. “Shares” has the meaning ascribed to such term in the Stockholders Agreement.

1.31. “Stockholders Agreement” means that certain Amended and Restated Stockholders Agreement, dated as of the date hereof, by and among the Company, the Investors, Idea Men, LLC, and the other parties thereto, as may be amended or modified from time to time in accordance with its terms.

1.32. “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

1.33. “Underwritten Shelf Takedown” means an underwritten public offering pursuant to an effect Shelf Registration Statement.

1.34. “WKSI” means any Securities Act registrant that is a well-known seasoned issuer as defined in Rule 405 under the Securities Act at the most recent eligibility determination date specified in paragraph (2) of that definition.

2. Registration Rights. The Company covenants and agrees as follows:

2.1. Demand Registration.

(a) Form S-1 Demand. If at any time after one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from any Investor that the Company file a Form S-1 registration statement under the Securities Act (a “Long-Form Registration”) with respect to the Registrable Securities held by such Initiating Holder(s), then the Company shall, (i) within twenty (20) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holder(s), and (ii) as soon as practicable, and in any event within ninety (90) days after the date such request is given by the Initiating Holder(s), file a Long-Form Registration covering all Registrable Securities that the Initiating Holder(s) requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.4. Each Investor Group shall collectively be entitled to request one (1) Long-Form Registration pursuant to this Section 2.1(a).

(b) Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from any Major Stockholder that the Company file a Form S-3 registration statement under the Securities Act (each, a “Short-Form Registration”) with respect to outstanding Registrable Securities of such Initiating Holder(s) having an anticipated aggregate offering price of at least five million dollars ($5,000,000), then the Company shall (i) within twenty (20) days after the date such request is given, give a Demand

Notice to all Holders other than the Initiating Holder(s), and (ii) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holder(s), file a Short-Form Registration covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.4. The Major Stockholder making any request for a Short-Form Registration may request (a “Shelf Registration Request”) that such Short-Form Registration be made pursuant to Rule 415 under the Securities Act (a “Shelf Registration Statement”) and (if the Company is a WKSI at the time any such request is submitted to the Company or will become one by the time of the filing of such Shelf Registration Statement) that such Shelf Registration Statement be an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) (an “Automatic Shelf Registration Statement”), and the Company shall use its reasonable best efforts to maintain such registration statement continuously effective under the Securities Act until the earlier of (i) the date that all Registrable Securities have been sold pursuant to the Shelf Registration Statement or another registration statement under the Securities Act (but in no event prior to the applicable period set forth in Section 4(a)(3) of the Securities Act and Rule 174 thereunder or (ii) the date that no Holder holds Registrable Securities registered under such Shelf Registration Statement. If on the date of the Shelf Registration Request the Company is a WKSI, then the Shelf Registration Request may request Registration of an unspecified amount of Registrable Securities to be sold by unspecified Holders. If on the date of the Shelf Registration Request the Company is not a WKSI, then the Shelf Registration Request shall specify the aggregate amount of Registrable Securities to be registered. The Company shall provide to the Investors the information necessary to determine the Company’s status as a WKSI upon request. Each Major Stockholder shall be entitled to request an unlimited number of Short-Form Registrations pursuant to this Section 2.1(b).

(c) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 or Section 2.3 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors (the “Board”) it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially impede, delay or interfere with a material pending or proposed financing, acquisition, corporate reorganization or other similar transaction involving the Company, (ii) materially and adversely impair the consummation of any material pending or proposed offering or sale of any class of securities of the Company, (iii) require disclosure of material information that the Company has a bona fide business purpose for preserving as confidential, or (iv) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than one hundred twenty (120) days after the request of the Initiating Holder(s) is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; provided, further, that the Company shall not register any securities for its own account or that of any other stockholder during such one hundred twenty (120) day period other than an Excluded Registration; provided, further, that in the event the Company invokes the rights given to it pursuant to this Section 2.1(c), the Initiating Holder(s) requesting registration pursuant to this Section 2.1 or Section 2.3, as applicable, shall be entitled to withdraw such request and, if such request is withdrawn, such request shall not count as one of the permitted requests for registration hereunder and the Company shall pay all registration expenses in connection with such registration.

(d) The Company shall not be obligated to effect, or to take any action to effect, (i) any registration pursuant to Section 2.1(a) (A) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration (provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective), (B) if the Initiating Holder(s) propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b), or (C) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, or (ii) any registration pursuant to Section 2.1(b) or any Underwritten Shelf Takedown pursuant to Sections 2.3(a) or 2.3(b) (A) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration (provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective), (B) if the Company has effected two (2) registrations pursuant to Section 2.1(b) or four (4) Underwritten Shelf Takedowns pursuant to Sections 2.3(a) or 2.3(b), in either case, within the twelve (12) month period immediately preceding the date of such request, or (C) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration. A registration shall not be counted as “effected” for purposes of this Section 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holder(s) withdraw their request for such registration, elect not to pay the registration expenses therefor as required by this Agreement and forfeit their right to a demand registration statement pursuant to Section 2.7, in which case, such withdrawn registration statement shall be counted as not “effected” for purposes of this Section 2.1(d).

2.2. Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.4, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration (and all related registrations or qualifications under blue sky laws or in compliance with other registration requirements and in any related underwriting). The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.7.

2.3. Shelf Takedown Requests.

(a) At any time the Company has an effective Shelf Registration Statement with respect to a Holder’s Registrable Securities, by notice to the Company specifying the intended method or methods of disposition thereof, the Major Stockholders may make a written request (a “Shelf Takedown Request”) to the Company to effect a public offering, including an Underwritten Shelf Takedown, of all or a portion of such Holder’s Registrable Securities that may be registered under such Shelf Registration Statement, and as soon as practicable the Company shall amend or supplement the Shelf Registration Statement as necessary for such purpose. Promptly upon receipt of a Shelf Takedown Request (but in no event more than two (2) business days thereafter) for any Underwritten Shelf Takedown, the Company shall deliver a notice (a “Shelf Takedown Notice”) to each other Holder with Registrable Securities covered by the applicable Shelf Registration Statement, or to all other Holders if such Shelf Registration Statement is undesignated (each a “Potential Takedown Participant”). The Shelf Takedown Notice shall offer each such Potential Takedown Participant the opportunity to include in any Underwritten Shelf Takedown such number of Registrable Securities as each such Potential Takedown Participant may request in writing. The Company shall include in the Underwritten Shelf Takedown all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within seven (7) days after the date that the Shelf Takedown Notice has been delivered.

(b) If a Major Stockholder wishes to engage in an underwritten block trade or bought deal off of a Shelf Registration Statement (either through filing an Automatic Shelf Registration Statement or through a take-down from an already existing Shelf Registration Statement) (an “Underwritten Block Trade”), then notwithstanding the time periods set forth in Section 2.3(a), such Major Stockholder will notify the Company of the Underwritten Block Trade not less than (i) two (2) business days prior to the day such offering is first anticipated to commence, in the case of a take-down from an already existing Shelf Registration Statement, or (ii) twenty (20) days prior to the day such offering is first anticipated to commence, in the case of filing a new Automatic Shelf Registration Statement. On the same day notice is delivered to the Company, in the case of a take-down from an already existing Shelf Registration Statement, and two (2) business days prior to the day such offering is first anticipated to commence, in the case of filing a new Automatic Shelf Registration Statement, the Company will notify the other Major Stockholders of such Underwritten Block Trade and such notified Major Stockholders (each, a “Potential Block Participant”) may elect whether or not to participate no later than the next business day (i.e. one (1) business day prior to the day such offering is to commence), and the Company will as expeditiously as possible use its best efforts to facilitate such Underwritten Block Trade (which may close as early as two (2) business days after the date it commences). Any Potential Block Participant’s request to participate in an Underwritten Block Trade shall be binding on the Potential Block Participant.

(c) All determinations as to whether to complete any Underwritten Shelf Takedown or Underwritten Block Trade and as to the timing, manner, price and other terms of any Underwritten Shelf Takedown or Underwritten Block Trade contemplated by this Section 2.3 shall be determined by the holders of a majority of the Registrable Securities to be included in the Underwritten Shelf Takedown or Underwritten Block Trade. The Company shall not be obligated to take any action to effect any Underwritten Shelf Takedown or Underwritten Block Trade if a registration pursuant to Section 2.1(a) or Section 2.1(b) was declared effective or an Underwritten Shelf Takedown or Underwritten Block Trade was consummated within the preceding ninety (90) days (unless otherwise consented to by the Company).

2.4. Underwriting Requirements.

(a) If, pursuant to Section 2.1 or Section 2.3, any Initiating Holder(s) intends to distribute the Registrable Securities covered by its request by means of an underwriting, such Initiating Holder(s) shall so advise the Company as a part of its request made pursuant to Section 2.1 or Section 2.3, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to the Holders of a majority of the Registrable Securities to be included in such underwriting. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 2.4 (other than Section 2.4(b)), if the underwriter(s) advise the Initiating Holder(s) in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the Company shall include in such underwriting the number of Registrable Securities that the Holders of Registrable Securities, including the Initiating Holder(s), requested to be included in such underwriting, allocated among such Holders of Registrable Securities, including the Initiating Holder(s), in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

(b) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. For purposes of the provision in this Section 2.4(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

2.5. Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) in accordance with the Securities Act and all applicable rules and regulations promulgated thereunder, prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed (provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to sixty (60) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold);

(b) prepare and file promptly with the SEC such amendments or supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders (provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act);

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) enter into and perform such customary agreements (including underwriting agreements in customary form) and take all such other actions as the Holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including participation in “road shows,” investor presentations and marketing events and effecting a stock split or a combination of shares);

(i) promptly make available for inspection by the selling Holders, any underwriter participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(j) notify in writing each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement and each post-effective amendment thereto has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed and when any registration or qualification has become effective under a state securities or blue sky law or any exemption thereunder has been obtained;

(k) after such registration statement becomes effective, notify in writing each selling Holder when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such Holder, the Company shall prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(l) take all commercially reasonable actions to ensure that any Free Writing Prospectus (as defined in Rule 405 of the Securities Act) utilized in connection with any registration hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(m) make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(n) permit any Holder which, in its good faith judgment (based on the advice of counsel), could reasonably be expected to be deemed to be an underwriter or a controlling person of the Company, at its own cost to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such Holder and its counsel should be included;

(o) use its commercially reasonable best efforts to prevent the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any equity securities included in such registration statement for sale in any jurisdiction, and in the event of the issuance of any such stop order or other such order the Company shall advise such Holders of Registrable Securities of such stop order or other such order promptly after it shall receive notice or obtain knowledge thereof and shall use its commercially reasonable efforts promptly to obtain the withdrawal of such order;

(p) use its commercially reasonable efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities;

(q) obtain a cold comfort letter from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters; and

(r) ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.6. Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.7. Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees, printers’ and accounting fees (including the fees and disbursements of all independent certified public accountants), messenger and delivery expenses, underwriters’ fees and expenses (excluding underwriting discounts and commissions), the costs of expenses internal to the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review; the expense of any liability insurance, the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements, not to exceed fifty thousand dollars ($50,000) of one (1) counsel for the selling Holders designated by the Holder selling the greatest number of Registrable Securities in such registration (the “Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one (1) registration pursuant to Section 2.1(a) or Section 2.1(b), as the case may be; provided, further, that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company that was unknown to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one (1) registration pursuant to Section 2.1(a) or Section 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.8. Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.9. Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, agents, Affiliates, employees, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder, any underwriter (as defined in the Securities Act) for each such Holder, and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration, and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, further, that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Section 2.9(b) and Section 2.9(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one (1) counsel) shall have the right to retain one (1) separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would, in such indemnified party’s reasonable judgment after consultation with legal counsel, be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. No indemnifying party, in the defense of such claim or litigation, shall, except with the consent of each indemnified party, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 2.9, but only to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.9, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (A) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (B) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; provided, further, that in no event shall a Holder’s liability pursuant to this Section 2.9(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.9(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and the Holders under this Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.10. Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.11. Restrictions on Transfer.

(a) The Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b) Each certificate or instrument representing (i) the Registrable Securities and (ii) any other securities issued in respect of such Registrable Securities referenced in clause (i) above, upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.11(c)) be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.11.

(c) The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 2.11. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act, (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto, or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (A) in any transaction in compliance with SEC Rule 144 or (B) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Section 2.11. Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.11(b), except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.12. Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or Section 2.2 shall terminate upon the earliest to occur of:

(a) the closing of a Deemed Liquidation Event (as defined in the Restated Certificate); and

(b) when all of such Holder’s and such Holder’s Affiliates’ Registrable Securities could be sold without restriction under SEC Rule 144.

2.13. Waiver. By entering into this Agreement, the Investor Supermajority (as defined in the Existing Agreement) waives its rights under Section 2.10 of the Existing Agreement with respect to the rights of the New Investor hereunder.

2.14. Limitations on Subsequent Registration Rights. From and after the date of this Agreement, for as long as any Preferred Stock remains outstanding, the Company shall not, without the prior written consent of the New Investor, enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are senior to, or pari passu with, the registration rights granted to any Investor or Idea Men, LLC hereunder.

3. Information Rights.

3.1. Delivery of Information. The Company shall deliver to each Major Stockholder:

(a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, (i) a balance sheet as of the end of such fiscal year, (ii) statements of income and of cash flows for such fiscal year, and (iii) a statement of stockholders’ equity as of the end of such fiscal year, in each case, prepared and audited (in accordance with GAAP) and certified by independent public accountants of regionally recognized standing selected by the Company;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may be subject to normal year-end audit adjustments and not contain all notes thereto that may be required in accordance with GAAP); and

(c) within forty-five (45) days of the last day of each fiscal quarter, a report listing (i) any applications or registrations that the Company or any of its Subsidiaries has made or filed in respect of any patents, copyrights or trademarks and the status of any outstanding applications or registrations, and (ii) any material changes outside of the ordinary course of business in the assets of the Company or any of its Subsidiaries.

If, for any period, the Company has any Subsidiary whose accounts are consolidated with those of the Company, then in respect of such period(s) specifically identified above, the financial statements delivered pursuant to such section(s) above shall be the consolidated and consolidating financial statements of the Company and all such consolidated Subsidiaries. Notwithstanding Section 3.4 to the contrary, any Investor may disclose to its potential investors for fundraising purposes, in summary form, the information provided to such Investor pursuant to this Section 3.1.

3.2. Inspection. The Company shall permit each Major Stockholder, at such Person’s expense, to visit and inspect the Company’s and/or Subsidiary’s properties; examine its books of account and records; and discuss the Company’s and/or Subsidiary’s affairs, finances, and accounts with its officers, during normal business hours of the Company or Subsidiary, as applicable, as may be reasonably requested with advance notice; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form reasonably acceptable to the Company, it being understood that Section 3.4 shall be reasonably acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3. Termination of Information Rights. The covenants set forth in Section 3.1 and Section 3.2 shall terminate and be of no further force or effect (a) immediately before the consummation of the IPO, or (b) when the Company first becomes subject to the period reporting requirements of Section 12(g) or 15(d) of the Exchange Act, whichever event occurs first.

3.4. Confidentiality.

(a) Each Holder acknowledges and agrees that he, she or it may receive certain confidential and proprietary information and trade secrets of the Company and its Subsidiaries (the “Confidential Information”). Each Holder agrees that he, she or it will not, for so long as such Holder holds any Capital Stock and for a period of two (2) years following the date upon which such Holder ceases to own any Capital Stock, directly or indirectly, use any Confidential Information for any reason or purpose whatsoever not related to his, her or its investment in the Company and not disclose the Confidential Information, except (i) to authorized representatives and employees of the Company or the Subsidiaries and as otherwise may be proper in the course of performing such Holder’s obligations, or enforcing such Holder’s rights, under this Agreement and the Stockholders Agreement, or (ii) as part of such Holder’s normal reporting or review procedure, or in connection with such Holder’s or such Holder’s Affiliates’ normal fundraising, marketing, informational or reporting activities, or to such Holder’s (or any of its Affiliates’) Affiliates, employees, auditors, attorneys, valuation firms or other agents, or (iii) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental entity, or by subpoena, summons or legal process, or by law, rule or regulation (provided, that the Holder required to make such disclosure pursuant to this clause (iii) shall provide to the Board prompt notice of such requirement unless legally prohibited). For purposes of this Section 3.4, Confidential Information shall not include any information which (x) such Person became aware of prior to its affiliation with the Company or its Subsidiaries, (y) such Person develops independently or learns from sources other than the Company or its Subsidiaries (provided, that such Person does not know or have reason to know, at the time of such Person’s disclosure of such information, that such information was acquired by such source through violation of law, or breach of contractual confidentiality obligations or breach of fiduciary duties), or (z) is disclosed in a prospectus or other documents for dissemination to the public.

(b) Notwithstanding anything in this Section 3.4 to the contrary, (i) each of the Investors may provide to its limited partners and prospective limited partners and those of its Affiliates (A) the name and a general description of the Company, (B) the fact that such Investor has an investment in the Company, (C) the fair market value of such Investor’s interest in the Company, and (D) such ratios and performance information as may be calculated by such Investor using the Confidential Information, and (ii) each of the Investors and its Affiliates may, in publicly available materials, describe in general terms its relationship with the Company and its Subsidiaries as an investor therein so long as such description is factual in nature, does not include any terms contemplated by this Agreement, the Purchase Agreement or the other agreements entered into connection herewith or therewith and does not include the price, value or size of such Investor’s investment in the Company and its Subsidiaries.

4. Miscellaneous.

4.1. Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (a) is an Affiliate or Permitted Transferee of a Holder, (b) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members, or (c) pursuant to Transfer (as defined in the Stockholders Agreement) approved by the Board and, if applicable, the New Investor Majority (as defined in the Stockholders Agreement); provided, however, that (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (ii) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.12. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein. Without limiting the foregoing, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of purchasers or holders of Registrable Securities are also for the benefit of, and enforceable by, any subsequent holder of Registrable Securities.

4.2. Governing Law. The corporate law of the State of Delaware will govern all issues and questions concerning the relative rights and obligations of the Company and its stockholders. All other issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

4.3. Counterparts. This Agreement may be executed in multiple counterparts, none of which need contain the signature of more than one party hereto but each of which will be deemed an original and all of which taken together will constitute one and the same agreement.

4.4. Descriptive Headings; Interpretation; No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Except as otherwise expressly provided herein, reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this

Agreement will be by way of example rather than by limitation. The use of the words “or,” “either” or “any” will not be exclusive. The words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof.

4.5. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when (a) delivered personally to the recipient, (b) when sent by confirmed electronic mail if sent during normal business hours of the recipient and, if not, then on the next business day (provided, that such notice under this clause (b) shall not be effective unless within one (1) business day of the notice a copy of such notice is dispatched to the recipient by first class mail), (c) one (1) business day after it is sent to the recipient by reputable overnight courier service (charges prepaid), or (d) five (5) business days after it is mailed to the recipient by first class mail, return receipt requested. Such notices, demands and other communications will be sent to the Company and each Holder at such mailing address or email address as set forth on the Schedule of Stockholders attached to the Stockholders Agreement or to such mailing address or email address as subsequently modified by written notice delivered pursuant to this Section 4.5. Any notice to the Company shall also be delivered to Kirkland & Ellis LLP, 3330 Hillview Avenue, Palo Alto, California 94304, Attention: Adam D. Phillips, Facsimile: (650) 859-7500.

4.6. Amendments and Waivers. No provision of this Agreement may be amended, modified or, except as otherwise provided herein, waived except with the prior written consent of the Board and the Holders party to this Agreement representing of a majority of the Registrable Securities held by such Holders; provided, however, that no amendment or waiver that would adversely and disproportionately affect the rights of any Major Stockholder as compared to any other Major Stockholder shall be effective against such Major Stockholder without such Major Stockholder’s prior written consent, except for any amendment to this Agreement to add as a party hereto any Person who acquires Capital Stock in accordance with the terms of the Stockholders Agreement and reflect the rights granted to such Person(s) (so long as such rights are not superior to the rights of the Major Stockholders hereunder). No course of dealing or the failure of any party to enforce any of the provisions of this Agreement will in any way operate as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

4.7. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

4.8. Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

4.9. Complete Agreement. Except as otherwise expressly set forth herein, this Agreement, the Restated Certificate, the Bylaws, the Stockholders Agreement, and the other documents expressly referred to herein embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

4.10. Consent to Jurisdiction; Waiver of Jury Trial.

(a) The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Agreement must be brought exclusively in a federal district court or a state court located in Wilmington, Delaware. Each party hereby consents and submits to the exclusive jurisdiction of such courts. No legal action, suit or proceeding with respect to this Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction and any right to object on the basis that any dispute, action, suit or proceeding brought in such court has been brought in an improper or inconvenient forum or venue.

(b) EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

4.11. Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

4.12. Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday, or legal holiday in the State of Delaware or the jurisdiction in which the Company’s principal office is located, the time period will automatically be extended to the business day immediately following such Saturday, Sunday, or legal holiday.

4.13. Dealings with the Investor Group. Each of the Company and the Holders acknowledges and agrees that: (a) the Investors and their respective Affiliates, stockholders, directors, officers, controlling persons, partners, members and employees (collectively, the “Investor Group”) (i) have investments or other business relationships with entities engaged in other businesses (including those which may compete with the business of the Company and any of its Subsidiaries or areas in which the Company or any of its Subsidiaries may in the future engage in business) and in related businesses other than through the Company or any of its Subsidiaries, (ii) may develop relationships with businesses that are or may be competitive with the Company or any of its Subsidiaries and (iii) will not be prohibited by virtue of its investment in the Company, or the service on the Board or any Subsidiary’s board of directors by one of its designees, from pursuing and engaging in any such activities; (b) neither the Company nor any other Holder shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom; and (c) no member of the Investor Group shall be obligated to present any particular investment or business opportunity to the Company even if such opportunity is of a character which, if presented to the Company, could be undertaken by the Company, and in fact, each member of the Investor Group shall have the right to undertake any such opportunity for itself for its own account or on behalf of another or to recommend any such opportunity to other persons. Each of the Company and the Holders hereby waives, to the fullest extent permitted by applicable law, any claims and rights that such person may otherwise have in connection with the matters described in this Section 4.13.

4.14. Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party, as determined by a court of competent jurisdiction in a final, non-appealable order, shall pay all reasonable, out-of-pocket costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investor Rights Agreement on the date first above written.

COMPANY:

GOODRX HOLDINGS, INC.

By:	/s/Douglas J. Hirsch
Name:	Douglas J. Hirsch
Title:	President and Co-Chief Executive Officer

{Amended and Restated Investor Rights Agreement}

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investor Rights Agreement on the date first above written.

EXISTING INVESTORS:

FRANCISCO PARTNERS IV, L.P.

By:	Francisco Partners GP IV, L.P.
Its:	General Partner

By:	Francisco Partners GP IV Management Limited
Its:	General Partner

By:	/s/ Christopher Adams
Name:	Christopher Adams
Its:	Authorized Signatory

FRANCISCO PARTNERS IV-A, L.P.

By:	Francisco Partners GP IV, L.P.
Its:	General Partner

By:	Francisco Partners GP IV Management Limited
Its:	General Partner

By:	/s/ Christopher Adams
Name:	Christopher Adams
Its:	Authorized Signatory

{Amended and Restated Investor Rights Agreement}

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investor Rights Agreement on the date first above written.

SPECTRUM VII INVESTMENT MANAGERS’ FUND, L.P.

By:	SEA VII Management, LLC,
Its:	General partner

By:	/s/ Stephen LeSieur
Name:	Stephen LeSieur
Its:	Managing Director

SPECTRUM VII CO-INVESTMENT FUND, L.P.

By:	SEA VII Management, LLC,
Its:	General partner

By:	/s/ Stephen LeSieur
Name:	Stephen LeSieur
Its:	Managing Director

SPECTRUM EQUITY VII, L.P.

By:	Spectrum Equity Associates VII, L.P.,
Its:	General partner

By:	SEA VII Management, LLC,
Its:	General partner

By:	/s/ Stephen LeSieur
Name:	Stephen LeSieur
Its:	Managing Director

{Amended and Restated Investor Rights Agreement}

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investor Rights Agreement on the date first above written.

IDEA MEN, LLC:

By:	/s/ Douglas J. Hirsch
Name:	Douglas J. Hirsch
Its:	Manager

{Amended and Restated Investor Rights Agreement}

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investor Rights Agreement on the date first above written.

NEW INVESTOR:
SLP GEOLOGY AGGREGATOR, L.P.

By:	SLP Geology GP, L.L.C., its general partner
By:	Silver Lake Technology Associates V, L.P., its managing member
By:	SLTA V (GP), L.L.C., its general partner
By:	Silver Lake Group, L.L.C., its managing member
By:	/s/Greg Mondre
Name:	Greg Mondre
Title:	Managing Director

{Amended and Restated Investor Rights Agreement}